Exhibit 5(a)


                               July 15, 1998




Wachovia Corporation
100 North Main Street
Winston-Salem, North Carolina  27101

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of $2,500,000,000 aggregate principal amount of debt securities consisting of senior debt securities and/or subordinated debt securities (the "Debt Securities") of Wachovia Corporation, a North Carolina corporation (the "Company"), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for purposes of this opinion. Each capitalized term used herein, unless otherwise defined herein, has the meaning ascribed to it in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof (the "Registration Statement").

          For the purposes of giving the opinion set forth below, I have assumed the following with respect to the sale of Debt Securities: (i) that the sale will be pursuant to the terms and conditions as contemplated in the Registration Statement, which will have become and remain effective under the Act; (ii) that all necessary Company actions, approvals, and authorizations will have been taken or obtained, and that such actions will be in conformity with applicable law; (iii) that all necessary filings and approvals with any regulatory authority will have been made or obtained, including, without limitation, the fixing of terms with respect to any security, and that such actions will be in conformity with applicable law; (iv) any actions, approvals or authorizations required by any applicable indenture will have been taken or obtained; (v) that the required consideration will have been received by the Company; and (vi) that all parties, other than the Company, will have taken or obtained any and all necessary actions, authorizations and approvals, that such actions will be in conformity with applicable law and that any document executed and delivered by such parties will be enforceable against such parties.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is my opinion that the Debt Securities, when authorized and sold as contemplated in the Registration Statement, will be validly issued by the Company and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.
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          My opinion set forth in the preceding paragraph is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          I am admitted to the Bar of the State of North Carolina and express no opinion as to the law of any jurisdiction other than the law of the State of North Carolina and the federal law of the United States of America. Insofar as the opinion set forth herein relates to issues governed by the law of the State of New York, I have relied on the accompanying opinion of Simpson Thacher & Bartlett.

          I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,

                               /s/ Kenneth W. McAllister
                               Kenneth W. McAllister